EXHIBIT 10.28

EXECUTION COPY

RAILROAD CAR FULL SERVICE MASTER LEASING AGREEMENT

GENERAL ELECTRIC RAILCAR
SERVICES CORPORATION

and

NRG POWER MARKETING INC.

Dated: February 18, 2005

Schedule I            Pricing Assumptions

GENERAL ELECTRIC RAILCAR SERVICES CORPORATION
RAILROAD CAR FULL SERVICE MASTER LEASING AGREEMENT

     This Railroad Car Full Service Master Leasing Agreement (“Agreement”) is made effective as of February 18, 2005 (the “Closing Date”), between General Electric Railcar Services Corporation, a Delaware corporation (“Lessor”), and NRG Power Marketing Inc., a Delaware corporation (“Lessee”).

1. Lease. Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the railroad car(s) described in one or more riders (the “Rider(s)”) (the “Car(s)”) subject to this Agreement. Lessor shall purchase the Cars from the manufacturer or supplier (“Seller”) and lease the Cars to Lessee if Lessor receives a fully executed Rider for the applicable Cars including all schedules, annexes, and attachments thereto. Each Rider includes the number of Car(s), the commodities the Lessee may carry, the rental rate, term of use, Car numbers and other pertinent information that may be desired by both parties. If the terms of this Agreement and a Rider conflict, the terms of such Rider govern. Each Rider, together with the provisions of this Agreement incorporated therein, shall constitute a separate lease (each, a “Lease”). Once a Rider is signed, Lessee may not cancel the Rider except as provided therein.

2. Delivery. Lessor will deliver the Car(s) to Lessee at the Delivery Location(s) specified in the applicable Rider. Lessor’s obligation to deliver is subject to delays beyond its control. Lessee will use the Car(s) exclusively in its own service, unless otherwise herein provided.

3. Inspection; Acceptance. Lessee shall have the right but not the obligation to inspect each of the Cars at the Delivery Location prior to acceptance under a Rider. Lessee’s acceptance of each Car under a Rider will be deemed to have occurred upon the execution and delivery by Lessee of the applicable Rider. The date of delivery of a Car to Lessee subject to a Rider shall be the “Delivery Date” for such Car.

4. Rent.

A.	Upon presentment by Lessor of an invoice, Lessee will pay rent for each of the Car(s) (in amounts and in installments as set forth in the applicable Rider) from the Delivery Date until such Car is returned to Lessor in accordance with the applicable Lease. Lessee’s obligation to pay rent on each Car will terminate on the later of the expiration date of the applicable Rider or the day after the Car arrives at a location within 100 miles of the BNSF route running from the Powder River Basin to Chicago, Illinois or St. Louis, Missouri or as otherwise agreed between Lessor and Lessee in the condition required hereunder. Each rent payment must be paid in advance; provided, that rent for the period beginning on the applicable Delivery Date to but not including the first day of the month immediately following the applicable Delivery Date shall be paid in arrears. The first rent payment (which shall include the rent in arrears for the first portion of the term, plus the advance rent for the following month) must be paid on the first day of the month immediately following the applicable Delivery Date and thereafter rent must be paid on the first day of each month. Any period which is less than a full month will be prorated. Notices and rent shall be sent to Lessor at its principal office, 161 N. Clark Street, Chicago, Illinois 60601. The terms of this Agreement will continue until the last Car(s) are returned by the Lessee in accordance with the applicable Lease. If Lessee fails to pay in full when due any rent to be paid under this Agreement, then Lessee shall pay on demand interest on such unpaid amount from the due date therefor until paid at a per annum rate equal to the Past Due Rate specified in the applicable Rider.

B.	For purposes of the Initial Riders, rent, Stipulated Loss Values and the termination price for exercise of the Early Termination Option set forth in any of such Riders shall be prepared by reference to the rent, Stipulated Loss Value and the termination price for exercise of the Early Termination Option attached as Schedule I hereto and shall be subject to a one-time adjustment (upward or downward) to reflect (i) a change in the purchase price of each Car in accordance with Schedule I hereto, (ii) a change in the Funding Index Rate in accordance with Schedule I hereto, and (iii) any change in tax law effective on or prior to the Delivery Date set forth in such Rider, so as to maintain for Lessor its nominal after-tax yield and periodic after-tax cash flow (the “Net Economic Return”).

C.	Lessee agrees to return all of the Cars at the end of the Term of the applicable Rider, and with respect to each Car to pay the daily equivalent of the rental at the rate in effect on the last day of the Term until such time as the Car has been returned; provided however, that for any Cars not returned on or prior to the last Business Day of the calendar month following the last day of the Term, Lessee shall pay (as liquidated damages and not as a penalty) rental until the date that the Car is returned pursuant to this Agreement at a rate equal to 150% of the daily equivalent of the rental rate in effect on the last day of the Term. Except with respect to rental (which is governed by this section), this Agreement and the applicable Rider shall remain in full force and effect until all of the Cars subject to such Rider have been returned in accordance with the applicable Lease.

5. Use, Location and Possession. Subject to the terms of this Agreement, Lessee has the exclusive right to possess, use and operate each Car solely for its intended purpose in accordance with this Agreement, provided that any such use is in conformity with all applicable laws, rules and regulations and in conformity with prudent industry practice. Lessee agrees not to operate or locate any Car, or to suffer any Car to be operated or located, in any area excluded from coverage by any insurance policy required by the terms of Section 13 hereof. Lessee shall operate each Car and permit each Car to be located only in the continental United States or Canada; provided that no Car may be used in operations or located within Canada for more than 90 days in any calendar year. Lessee agrees that each Car will bear reporting marks and numbers specified by Lessor, and Lessee may not change the reporting mark or number on any Car. Lessee shall not place any lettering or marking of any kind upon the Cars without Lessor’s prior written consent; provided, that Lessee may, at its expense, cause the Cars to be marked or stenciled with the names or initials or other insignia customarily used by Lessee or any permitted sublessee on railroad cars used by it of the same or a similar type.

6. Railroad Charges. Lessee must reimburse Lessor for any payment Lessor is required to make to any railroad for empty movement charges incurred while in Lessee’s service. It is agreed that the railroad mileage and junction reports will be conclusive evidence of the facts reported in the absence of manifest error identified in reasonable detail by Lessee.

7. Repairs; Maintenance.

A.	Lessor Responsibilities. Lessor will be responsible to perform, arrange for, or cause to have performed (itself or through its subcontractor) the maintenance and repair of the Cars, except as expressly set forth in this Agreement or the applicable Rider. Lessor’s obligations hereunder shall include the maintenance, repair and replacement of items in accordance with Association of American Railroads (“AAR”), US Department of Transportation (“DOT”), Federal Railroad Administration (“FRA”), or any other applicable law or regulations, provided that (i) if the cost of such maintenance, repairs or modifications to any Car on any date in order to comply with such legal or regulatory requirements (other than solely as a result of an increase following the date of the applicable Rider in the labor or material cost of such repairs or modifications) shall be in excess of the Stipulated Loss Value for such Car set forth in the applicable Rider for the month immediately following the date of the proposed repair or modification, or (ii) if the applicable Rider does not provide a Stipulated Loss Value for such Car and it shall be uneconomic to repair such Car (other than solely as a result of an increase following the date of the applicable Rider in the labor or material cost of such repairs) in Lessor’s reasonable judgment, Lessor may, at its option, decline to repair such Car, and upon such determination, the Car shall be deemed to have suffered an Event of Loss. Lessor shall take reasonable action to enforce against the Seller any express warranty of Seller issued on or applicable to any of the Cars; provided, that Lessor shall not be obligated to resort to litigation to enforce any such warranty unless Lessee shall pay all expenses in connection therewith.

B.	Lessee Responsibilities. Lessee shall have neither the right nor the responsibility hereunder to make any repairs, perform any maintenance, or perform any inspection (except any inspection otherwise required by applicable law or regulation or as otherwise permitted in Sections 3 and 7.C.) with respect to any Car. Lessee shall not remove or replace any part, equipment and/or accessory on any Car except as permitted under this Agreement or the applicable Rider. Lessee agrees to reasonably cooperate with Lessor in connection with any action by Lessor to enforce any warranty against the Seller.

C.	Inspection, Maintenance, and Notification. During the term of the lease, Lessor will inspect the Cars to determine if the Cars are then qualified under and in compliance with AAR, DOT, FRA, or any other applicable law or regulation. Lessee will make the Cars available to Lessor at locations specified in the applicable Rider when requested by Lessor, two times per year or more frequently if agreed by Lessor and Lessee or if required in order to comply with any applicable law or regulation, to enable Lessor or its designated agent to perform preventative maintenance on the Cars; provided, however, that Lessor will provide reasonable cooperation in scheduling the timing and location of such preventative maintenance to accommodate Lessee’s scheduling requirements for the Cars. Upon reasonable prior notice by Lessee to Lessor, Lessee may (at Lessee’s sole risk and expense) observe and be present at Lessor’s facility during the performance of any maintenance, repair or inspection of any Car. Lessee will notify Lessor promptly upon obtaining actual knowledge of the time, place and nature of any accident or bad order condition requiring any repair to any Car.

D.	Costs.

(i)	Lessor shall be responsible for the cost and expense of all maintenance and repair relating to ordinary wear and tear on each Car, and including the cost of performing Modifications to the extent provided in Section 20, but excluding costs relating to any other damage or modification to a Car.

(ii)	Lessee shall be responsible to pay or reimburse Lessor for the cost and expense of repairs relating to any damage to a Car (other than repairs described in Section 7.D.(i) or repairs made, or paid for, by the Seller under any warranty applicable to such Car) during the Term, including (a) damage relating to the loading or unloading of any Car, (b) corrosion damage other than that associated with ordinary wear and tear, (c) any damage resulting from use of a Car not in compliance with the restrictions on Lessee’s use of the Car set forth herein and in the applicable Rider, and (d) damage which does not constitute an Event of Loss resulting from any accident or resulting from any other event requiring repairs to the Car. Notwithstanding the foregoing, Lessee shall not be obligated to pay Lessor for repair of any such damage (v) for which Lessor is responsible under 7(D)(i), (w) which occurs at any time such Car is in a shop specified by Lessor for repair of such Car, (x) for which a railroad is required to pay compensation under AAR Rule 107, (y) which occurs after the applicable Lease has been terminated and such Car has been returned to Lessor in accordance with the terms of this Agreement, or (z) which Lessee demonstrates is directly attributable to Lessor’s failure to maintain such Car in accordance with this Agreement. Such costs and expense which Lessee must pay under this Section 7.D.(ii) are referred to as “Lessee Costs.” Lessee shall also pay all costs associated with the removal, disposal and cleaning of commodities from the Car during and at the end of the Term and any other costs associated with return of the Cars in the condition required under the applicable Lease at the end of the Term of the Lease.

(iii)	If (a) Lessee has made a payment for a Lessee Cost to Lessor relating to any repair, and (b) Lessor receives payment of insurance proceeds from insurance carried by Lessee pursuant to this Agreement, or payment from a railroad, with respect to such repair (any such insurance or railroad payment a “Third Party Payment”), and (c) no Event of Default has occurred and is continuing, Lessor shall reimburse Lessee up to the amount of the Third Party Payment, but in no event more than the Lessee Cost payment previously paid by Lessee with respect to such repair.

E.	Rent Abatement. Except as provided in the next succeeding sentence, when a Car arrives at a shop designated by Lessor for maintenance or repair, the rental charges for such Car shall abate beginning with the sixth (6th) day after the date of arrival in the shop, provided, that if a Car is delivered to a shop for maintenance or repair without advance notice from Lessee to Lessor (unless Lessor has requested delivery of such Car to such shop), the abatement period will not commence until the sixth (6th) day after the later of (i) the date Lessee delivers notice to Lessor regarding, or Lessor becomes aware of, the nature of the maintenance or repair requested for such Car or (ii) the date such Car is delivered to a shop acceptable to Lessor. The rental charges shall continue during the repair period to the extent any repairs are required (i) as a result of any damage described in clause (a), (b) or (c) of Section 7.D.ii., (ii) while on a railroad that does not subscribe to, or fails to meet its responsibility under the Interchange Rules of the AAR, or (iii) while on any private siding or track (other than track of a shop designated by Lessor for the repair of such Car) or any private or industrial railroad.

8. Casualty Car(s). If any Car is totally damaged or destroyed or is uneconomic to repair (other than solely as a result of an increase following the date of the applicable Rider in the labor or material cost of such repairs) under Section 7 or is uneconomic to modify (other than solely as a result of an increase following the date of the applicable Rider in the labor or material cost of such repairs) under Section 20, in each case, as reasonably determined by Lessor (an “Event of Loss”), the rent for such Car will terminate upon the receipt by Lessor of reimbursement for such Car as specified in this Section 8. If the Event of Loss occurs as a result of any damage described in clause (a), (b) or (c) of Section 7.D.ii., the reimbursement amount will be an amount equal to the Stipulated Loss Value for such Car. If the Event of Loss occurs as a result of any damage other than damage described in the immediately preceding sentence, the reimbursement amount will be the settlement value of such Car calculated using AAR Rule 107. Within sixty (60) days of such Event of Loss, Lessee shall pay to Lessor the applicable reimbursement amount for such Car, unless Lessor shall have previously received from a railroad the settlement value for such Car calculated using AAR Rule 107. Lessor will remit to Lessee any amount it subsequently receives from a railroad under AAR Rule 107 or any insurance proceeds from property insurance carried by Lessee pursuant to Section 13 in respect of a Car up to the amount previously paid to Lessor by Lessee as a reimbursement amount in respect of such Car. In the case of an Event of Loss Lessor has the right, but is not obligated, to substitute for any such Car another Car of substantially the same age, type, quality and capacity with the consent of Lessee.

9. Renewal. Unless otherwise provided in the applicable Rider, Lessee shall have no right to renew this Agreement with respect to any Car other than with the mutual agreement of Lessor and Lessee.

10. Return Conditions. Lessee must return the Car(s) to Lessor at a location agreed by Lessor and Lessee in the same or as good as delivered condition, ordinary wear and tear excepted. Lessee shall be liable for any item which is removed, broken, altered, missing, damaged (including bent top cords and gates if any), except to the extent, in each case, Lessor is or was responsible for the cost of repair of such item pursuant to the applicable Lease, or replaced with a non-standard item (unless such replacement was done by Lessor). Lessee will return Car(s) free from all charges, liens, and encumbrances (other than Lessor Liens) and free from all lettering and stenciling (other than any marks and numbers required by the applicable Rider) and all accumulations or deposits from commodities transported in the Car(s). Lessee must remove all modifications made by Lessee that are readily removable without causing damage to the Car(s) and without diminishing the value, utility or remaining economic useful life of the Car(s) (in each case as if such modification had not been made) at Lessee’s cost and expense, and Lessee will pay for the repair of any damage resulting from the removal of any such modifications in accordance with Section 7.D.; provided that such removal shall not (i) diminish the fair market value, residual value, utility or remaining economic useful life of the Car to which such modifications relate below what the fair market value, residual value, utility or remaining economic useful life thereof would have been without the addition of such modifications or (ii) cause such Car to become “limited use property” within the meaning of Revenue Procedure 2001-28 or Revenue Procedure 2001-29. If Lessee has not removed any such modification prior to the return of the related Car as provided herein, title to such modification shall pass to Lessor as of the date of such return. Lessee must reimburse Lessor for any expense incurred in cleaning, removal, and disposal of any remaining accumulation or deposits from such Car. Lessor may, at Lessee’s expense, return the Car(s) to Lessee for cleaning. No rental credits will be issued while Car(s) are being cleaned, and rent will continue until such Car(s) are returned to Lessor empty and clean at a location agreed by Lessor and Lessee.

11. Representations and Warranties of Lessee. Lessee represents and warrants to Lessor as follows as of the date of this Agreement and as of the date of execution of each Rider:

A.	Lessee is a corporation duly organized and validly existing under the laws of the State of Delaware, has all requisite corporate power and authority to carry on its business in all material respects as now conducted, to own or hold under lease its property and to enter into, and perform its obligations under, the Operative Agreements to which it is a party, and is duly qualified and is in good standing as a foreign corporation in each other jurisdiction where the failure to so qualify, due to the character of its properties or the nature of its activities, could reasonably be expected to have a material adverse effect on its financial or business condition or would materially and adversely affect the ability of Lessee to perform its obligations under the Operative Agreements to which it is a party;

B.	Lessee is duly authorized by all necessary corporate action to execute and deliver the Operative Agreements to which it is a party and to fulfill and comply with the terms, conditions and provisions thereof; this Agreement and each Assignment of Purchase Agreement (if any) have been, and each Rider has been or will be, on the date required to be delivered hereby, duly executed and delivered by Lessee; and this Agreement and each Assignment of Purchase Agreement (if any) are, and each Rider, when so duly executed and delivered, will be, valid, legal and binding agreements of Lessee, enforceable against Lessee in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, including, without limitation, concepts of good faith and fair dealing, materiality, reasonableness and the possible unavailability of specific performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law);

C.	There are no actions, suits or proceedings pending or, to the knowledge of Lessee, threatened against or affecting Lessee or any of its property or rights before any court or governmental authority that (i) question the validity of any Operative Agreement to which it is a party or Lessee’s ability to perform its obligations under any Operative Agreement to which it is a party or (ii) if adversely determined, would materially and adversely affect the ability of Lessee to perform its obligations under any Operative Agreement to which it is a party;

D.	Neither the execution and delivery of the Operative Agreements to which it is a party, nor its compliance with the terms and provisions thereof that are applicable to Lessee, (i) conflicts with, results in a breach of, constitutes a default under (with or without the giving of notice or the lapse of time or both), or violates any of the terms, conditions or provisions of, (A) the Certificate of Incorporation or the Bylaws of Lessee or (B) any bond, debenture, note, mortgage, indenture, agreement, lease or other instrument to which Lessee is now a party or by which it or its property is bound or affected, where such conflict, breach, default or violation, in the case of any of the instruments described in this subclause (B), would have a material adverse effect on the financial or business condition of Lessee or would materially and adversely affect the ability of Lessee to perform its obligations under any Operative Agreement to which it is a party, or (ii) results in the creation or imposition of any lien upon any Car pursuant to the terms of any such certificate, by-laws, bond, debenture, note, mortgage, indenture, agreement, lease or other instrument (other than pursuant to the terms of the Operative Agreements);

E.	Neither the execution and delivery by Lessee of the Operative Agreements to which it is a party, nor the fulfillment of, or compliance with, the terms and provisions of the Operative Agreements that are applicable to Lessee, conflicts with, or results in a breach of, or violates, any of the terms, conditions or provisions of any law, rule, regulation, order, injunction or decree of any governmental authority applicable to Lessee, the breach or violation of which would (i) have a material adverse effect on Lessee, Lessor or any Car, (ii)

materially and adversely affect Lessee’s ability to perform its obligations under any Operative Agreement to which it is a party, or (iii) result in the imposition of any criminal liability on Lessee or Lessor;

F.	All federal, state, local and foreign income tax returns required to be filed by Lessee have, in fact, been filed, and all taxes which are shown to be due and payable in such returns have been paid except to the extent such taxes are being contested in good faith by appropriate proceedings timely initiated and diligently prosecuted. No material controversy in respect of additional income taxes due is pending or, to the knowledge of Lessee, threatened, which controversy if determined adversely would materially and adversely affect Lessee’s ability to perform its obligations under any Operative Agreement to which it is a party;

G.	No Event of Default or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, has occurred and is continuing;

H.	No consent, approval or authorization of any governmental authority (other than approval to be obtained by appropriate submissions to the United States Surface Transportation Board and filings with the office of the Registrar General of Canada) is required (i) for Lessee’s execution, delivery and performance of the Operative Agreements to which it is a party, or (ii) to the knowledge of Lessee, for Lessor’s execution, delivery and performance of the Operative Agreements to which it is a party solely by reason of the status of Lessee, the nature of the Cars, or Lessee’s proposed operation or use of the Cars (including without limitation, use by Lessee’s affiliates or any sublessee), provided that Lessee makes no representation or warranty whether Lessor’s performance of its obligations under the Operative Agreements to which it is a party, when taken in conjunction with any activities of Lessor that are not required pursuant to such documents, may require such consent, approval or authorization other than, in each case, any such consent, approval or authorization which is not yet required to be obtained; and Lessee has complied with all applicable provisions of law requiring the designation, declaration, filing, registration and/or qualification with any governmental authority in connection with the execution and delivery and performance of any Operative Agreement to which it is a party except where such non-compliance will not have a material adverse effect on the Lessee’s ability to perform its obligations under any Operative Agreement to which it is a party;

I.	Lessee has not created any lien (other than pursuant to this Agreement or any Rider) on any Car. Lessee has not taken any action that would interfere in any way with Lessor’s title to the Cars, and no party has any claim to the Cars by, through or under Lessee;

J.	(i) the “location” (as such term is used in Section 9-307 of the Uniform Commercial Code) of the Lessee is the State of Delaware, (ii) the place where its records concerning the Cars and all of its interests in, to and under all documents relating to the Cars are and will be kept is located at 211 Carnegie Center,

Princeton, New Jersey 08540, (iii) “NRG Power Marketing Inc.” is Lessee’s true legal name as registered in the jurisdiction of its organization and (iv) Lessee agrees to give the other parties hereto at least 30 days’ prior written notice of any change in its location as a registered organization from its present location or its jurisdiction of organization from the jurisdiction as set forth herein;

K.	To the extent Lessee has assigned certain rights under an equipment purchase agreement (a “Purchase Agreement”) to Lessor pursuant to an Assignment of Purchase Agreement, Lessee has provided to Lessor a true, correct and complete copy of such Purchase Agreement covering the Car(s) to be leased by Lessor pursuant to this Agreement and the applicable Rider and such Purchase Agreement has not been amended, restated, modified or rescinded since the date such copy was delivered to Lessor.

L.	No change has occurred since the Reference Date in the financial or business condition of either Lessee or NRG Energy, Inc. (the “Guarantor”) that materially and adversely affects the Guarantor’s or the Lessee’s ability to perform its respective obligations under any Operative Agreement to which it is a party;

M.	The audited consolidated balance sheets of Guarantor and its consolidated subsidiaries as of the fiscal year ended on the Balance Sheet Date, and their related audited consolidated statements of income and cash flows for the fiscal years ended on said dates have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), consistently applied, and present fairly the financial position of Guarantor and its consolidated subsidiaries on a consolidated basis as of such dates and the results of operations of Guarantor and its consolidated subsidiaries on a consolidated basis for such period;

N.	Neither Guarantor nor any of its subsidiaries is in default in any payment of principal or interest, regardless of amount, due in respect of any indebtedness for borrowed money in an aggregate principal amount exceeding $50,000,000. No default by Lessee or any of its subsidiaries has occurred and is continuing (which default cannot be cured within any applicable grace period) under any instrument or agreement pursuant to which any indebtedness for borrowed money in excess of $50,000,000 has been issued that results in such indebtedness becoming due prior to its scheduled maturity or that enables or permits the holders of such indebtedness to cause such indebtedness to become due prior to its scheduled maturity; and

O.	Lessee has not, directly or indirectly, used the services of any broker, agent or finder in regard to any of the transactions contemplated hereby.

12. Representations and Warranties of Lessor. Lessor represents and warrants to Lessee as follows as of the date of this Agreement and as of the date of execution of each Rider:

A.	Lessor is a corporation duly organized and validly existing under the laws of the State of Delaware, has all requisite corporate power and authority to carry on its business in all material respects as now conducted, to own or hold under lease its property and to enter into, and perform its obligations under, the Operative Agreements to which it is a party, and is duly qualified and is in good standing as a foreign company in each other jurisdiction where the failure to so qualify, due to the character of its properties or the nature of its activities, could reasonably be expected to have a material adverse effect on its business, results of operations, assets or financial condition or would materially and adversely affect the ability of Lessor to perform its obligations under any Operative Agreement to which it is a party;

B.	Lessor is duly authorized by all necessary corporate action to execute and deliver the Operative Agreements to which it is a party and to fulfill and comply with the terms, conditions and provisions thereof; this Agreement and the Assignment of Purchase Agreement (if any) have been, and each Rider has been or will be, on the date required to be delivered hereby, duly executed and delivered by Lessor; and this Agreement and the Assignment of Purchase Agreement (if any) are, and each Rider, when so duly executed and delivered, will be, valid, legal and binding agreements of Lessor, enforceable against Lessor in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, including, without limitation, concepts of good faith and fair dealing, materiality, reasonableness and the possible unavailability of specific performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law);

C.	There are no actions, suits or proceedings pending or, to the knowledge of Lessor, threatened against or affecting Lessor or any of its property or rights before any court or governmental authority that (i) question the validity of any Operative Agreement to which it is a party or Lessor’s ability to perform its obligations under any Operative Agreement to which it is a party or (ii) if adversely determined, would materially and adversely affect the ability of Lessor to perform its obligations under any Operative Agreement to which it is a party;

D.	Neither the execution and delivery of the Operative Agreements to which it is a party, nor its compliance with the terms and provisions thereof that are applicable to Lessor, (i) conflicts with, results in a breach of, constitutes a default under (with or without the giving of notice or the lapse of time or both), or violates any of the terms, conditions or provisions of, (A) the Certificate of Incorporation or Bylaws of Lessor or (B) any bond, debenture, note, mortgage, indenture, agreement, lease or other instrument to which Lessor is now a party or by which it or its property is bound or affected, where such conflict, breach, default or violation, in the case of any of the instruments described in this subclause (B), would have a material adverse effect on the business, results of operations, assets or financial condition of Lessor or would materially and adversely affect the ability of Lessor to perform its obligations under any Operative Agreement to which it is a party, or (ii) results in the creation or imposition of any lien upon any Car pursuant to the terms of any such certificate, by-laws, bond, debenture, note, mortgage, indenture, agreement, lease or other instrument;

E.	Neither the execution and delivery by Lessor of the Operative Agreements to which it is a party, nor the fulfillment of, or compliance with, the terms and provisions of the Operative Agreements that are applicable to Lessor, conflicts with, or results in a breach of, or violates, any of the terms, conditions or provisions of any law, rule, regulation, order, injunction or decree of any governmental authority applicable to Lessor, the breach or violation of which would (i) have a material adverse effect on Lessee, Lessor or any Car, (ii) materially and adversely affect Lessor’s ability to perform its obligations under any Operative Agreement to which it is a party, or (iii) result in, or increase the risk of, the imposition of any criminal liability on Lessee or Lessor;

13. Insurance. Upon acceptance of each Car, Lessee, at its own cost and expense, shall keep such Car insured under an “all risk” property insurance policy (the “Property Policy”) for the value of such Car and in no event (other than with respect to Lessee’s deductible of $500,000) for less than an amount equal to the greater of (i) the Stipulated Loss Value for such Car and (ii) the settlement value of such Car (calculated using AAR Rule 107), and shall maintain Commercial General Liability and/or Excess Liability insurance policies (the “Liability Policies”) which, when combined, shall have limits of not less than $10,000,000 for each occurrence and in the aggregate. All such insurance shall be placed with first class insurers and underwriters that have an A.M. Best rating of A (excellent) or better, shall specify Lessor as loss payee on the Property Policy and as an additional insured on the Liability Policies and shall provide that such insurance may not be canceled as to Lessor or altered in any way that would affect the interest of Lessor without at least thirty (30) days prior written notice to Lessor (ten (10) days in the case of nonpayment of premium). All insurance shall be primary, without right of contribution from any other insurance carried by Lessor. The “all risk” property insurance policy shall contain a “breach of warranty” provision if, at any time from and after the date of this Agreement, Lessee has obtained an “all risk” property insurance policy containing a “breach of warranty” in any other lease transaction and shall provide that all amounts payable by reason of loss or damage to the Car shall be payable to Lessor. Lessee shall provide Lessor with evidence satisfactory to Lessor of the required insurance five (5) Business Days prior to the applicable Delivery Date.

14. Financial Covenants. The financial covenants set forth in Section 6.10 (Consolidated Interest Coverage Ratio) and Section 6.11 (Consolidated Leverage Ratio) of that certain Credit Agreement as amended and restated as of December 24, 2004 among NRG Energy, Inc., Lessee, the Lenders party thereto, and Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent, joint lead book runner, joint lead arranger, and co-documentation agent, and Goldman Sachs Credit Partners L.P., as joint lead book runner, joint lead arranger, and co-documentation agent, (as such Credit Agreement may be amended, restated, supplemented or otherwise modified from time to time the “Senior Credit Agreement”) are hereby incorporated by reference (together with all applicable defined terms relating thereto) as if fully set forth herein provided that any modification or deletion to such financial covenants shall be effective only upon receipt by Lessor of notice of such amendment pursuant to Section 29.B.

15. Closing Conditions.

A.	Conditions on the Closing Date. The obligation of each of Lessee and Lessor to perform its obligations hereunder shall be subject to the satisfaction or waiver of the following conditions precedent on or prior to the Closing Date (except that the obligation of any party hereto shall not be subject to such party’s own performance or compliance):

(i)	This Agreement and the Guaranty dated as of February 18, 2005 by the Guarantor (the “Guaranty”) shall have been duly executed and delivered by the parties thereto;

(ii)	All proceedings taken in connection with the Closing Date and all documents and instruments to be delivered thereon or relating thereto shall be reasonably satisfactory to each party, and each party shall have received copies of such documents as such party may reasonably request in connection therewith, all in form and substance reasonably satisfactory to such party and its counsel;

(iii)	(A) Lessor shall have received the opinions, each dated the Closing Date and in form and substance satisfactory to the Lessor, of (1) Timothy O’Brien, Esq., General Counsel to Lessee and Guarantor; and (2) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Lessee and Guarantor; and (B) Lessee shall have received the opinions, each dated the Closing Date and in form and substance satisfactory to the Lessee, of (1) Oliver W. R. Champagne, Esq., General Counsel to Lessor; and
(2) Winston & Strawn LLP, special counsel to Lessor;

(iv)	Lessor shall have received (A) copies of Lessee’s Certificate of Incorporation, certified by the Secretary of State of the State of Delaware no earlier than the fifteenth day prior to the Closing Date, and Bylaws, accompanied by an Officer’s Certificate, dated the Closing Date, of such corporation, stating that such documents are in full force and effect and have not been amended since the respective dates thereof, (B) certificate of existence from the Secretary of State of the State of Delaware dated no earlier than the fifteenth day prior to the Closing Date, with respect to Lessee, (C) a Certificate of the Secretary of Lessee, dated the Closing Date, certifying that Lessee’s Board of Directors has duly adopted resolutions authorizing the execution, delivery and performance by such corporation of the Operative Agreements to which it is a party and that such resolutions are in full force and effect and have not been amended since the date of their adoption, and certifying as to the incumbency of the officers of Lessee executing each of the Operative Agreements;

(v)	Lessor shall have received (A) copies of Guarantor’s Certificate of Incorporation, certified by the Secretary of State of the State of Delaware no earlier than the fifteenth day prior to the Closing Date, and Bylaws, accompanied by an Officer’s Certificate, dated the Closing Date, of such corporation, stating that such documents are in full force and effect and have not been amended since the respective dates thereof, (B) certificate of existence from the Secretary of State of the State of Delaware dated no earlier than the fifteenth day prior to the Closing Date, with respect to Guarantor, (C) a Certificate of the Secretary of Guarantor, dated the Closing Date, certifying that the Guarantor’s Board of Directors has duly adopted resolutions authorizing the execution, delivery and performance by such corporation of the Operative Agreements to which it is a party and that such resolutions are in full force and effect and have not been amended since the date of their adoption, and certifying as to the incumbency of the officers of Guarantor executing each of the Operative Agreements; and

(vi)	Lessee shall have received (A) copies of Lessor’s Certificate of Incorporation, certified by the Secretary of State of the State of Delaware no earlier than the fifteenth day prior to the Closing Date, and Bylaws, accompanied by an Officer’s Certificate, dated the Closing Date, of such corporation, stating that such documents are in full force and effect and have not been amended since the respective dates thereof, (B) certificate of existence from the Secretary of State of the State of Delaware dated no earlier than the fifteenth day prior to the Closing Date, with respect to Lessor, (C) a Certificate of the Secretary of Lessor, dated the Closing Date, certifying that the Lessor’s Board of Directors has duly adopted resolutions authorizing the execution, delivery and performance by such corporation of the Operative Agreements to which it is a party and stating that such resolutions are in full force and effect and have not been amended since the date of their adoption, and certifying as to the incumbency of the officers of Lessor executing each of the Operative Agreements.

B.	Conditions on Each Delivery Date. The obligation of each of Lessee and Lessor to perform its obligations hereunder and under any Rider shall be subject to satisfaction or waiver of the following conditions precedent on or prior to each Delivery Date (except that the obligation of any party hereto shall not be subject to such party’s own performance or compliance):

(i)	The applicable Rider shall have been duly executed and delivered by the parties thereto;

(ii)	With respect to each Initial Rider, Memoranda of the Lease and each Rider to be executed and delivered on or prior to such Delivery Date shall have been filed with the Surface Transportation Board, pursuant to 49 U.S.C. § 11301, and the Registrar General of Canada, pursuant to Section 105 of the Canada Transportation Act and the financing statements shall have been filed in the appropriate offices in the State of Delaware;

(iii)	All taxes, if any, payable by Lessee on or prior to such Delivery Date in connection with the execution, delivery, recording or filing of this Agreement and any Rider shall have been paid in full;

(iv)	The Lessor shall have received evidence of Lessee’s compliance with the terms and conditions set forth in Section 13 of this Agreement with respect to insurance for the Cars to be delivered on such Delivery Date;

(v)	The representations and warranties of each of the parties contained in this Agreement and in any Rider and of the Guarantor in the Guaranty shall be true and correct in all material respects on such Delivery Date with the same effect as though made on and as of such Delivery Date, and an Officer’s Certificate, dated such Delivery Date, of each of such parties to that effect shall have been delivered to such party;

(vi)	With respect to each Initial Rider, on such Delivery Date Lessor shall have received the opinions, each dated such Delivery Date and in form and substance satisfactory to the Lessor, of (A) Alvord and Alvord, special Surface Transportation Board counsel; and (B) McCarthy Tetrault LLP, special Canadian counsel;

(vii)	(x) Good and valid title to each Car delivered on such Delivery Date shall be transferred to Lessor, free of all liens (other than the applicable Lease and Lessor Liens) and (y) the Capitalized Lessor’s Cost of each Car shall not exceed the actual cost as confirmed by copies of manufacturer invoices certified by Lessee plus applicable sales tax;

(viii)	On such Delivery Date, neither Lessee nor Guarantor has suffered any material adverse changes in its financial or business, condition since the date of Lessee’s or Guarantor’s, as the case may be, most recent audited financial statements publicly filed or delivered to Lessor;

(ix)	No Event of Default or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, shall exist prior to or immediately after giving effect to the transactions contemplated by this Agreement and each Rider;

(x)	All consents and approvals of third parties (including governmental authorities) required in connection with the execution, delivery and performance of this Agreement and each Rider by the parties thereto shall have been received and shall be in full force and effect on such Delivery Date, other than such consents and approvals the non-attainment of which will not have a material adverse effect on Lessee’s ability to perform its obligations under any Operative Agreement to which it is a party;

(xi)	No change shall have occurred after the date of the execution and delivery of this Agreement in applicable law or regulations thereunder or interpretations thereof by regulatory authorities that, in the reasonable opinion of Lessor or Lessee, would make it illegal for such party to enter into any transaction contemplated by this Agreement or the applicable Rider relating to the Cars to be delivered on such Delivery Date;

(xii)	No action or proceeding shall have been instituted nor shall governmental action be threatened before any court or governmental agency, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or governmental agency at the time of such Delivery Date, to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transactions contemplated hereby;

(xiii)	No change in tax law shall have occurred on or prior to such Delivery Date that in the reasonable opinion of Lessor affects or could affect in any adverse respect the tax treatment to Lessor of the transactions contemplated by this Agreement, unless an appropriate adjustment with respect thereto is made pursuant to Section 4B hereof in a manner acceptable to Lessor; and

(xiv)	All proceedings taken in connection with such Delivery Date and all documents to be delivered thereon or relating thereto shall be reasonably satisfactory to such party and its counsel, and such party and its counsel shall have received copies of such documents as such party or its counsel may reasonably request in connection therewith or as the basis for such counsel’s opinions to be delivered in connection with such Delivery Date, all in form and substance reasonably satisfactory to such party and its counsel.

16. Taxes. Lessee shall pay, and shall indemnify, reimburse, and hold Lessor (on a net after tax basis (taking into account any tax savings available to Lessor)) harmless from and against, all fees, taxes, withholdings, assessments and other governmental charges, however designated, together with any penalties, fines or interest, if any, thereon, (collectively, the “Impositions”) which are at any time levied, assessed or imposed against Lessor, Lessee, this Agreement, any Rider, the Car(s) or any part thereof by any Federal, state, local or foreign government or taxing authority upon, with respect to, as a result of, or measured by (i) the Car(s) (or any part thereof), or this Agreement or any Rider or the interest of the Lessor therein, or (ii) the purchase, ownership, delivery, leasing, possession, maintenance, use, operation, return, sale or other disposition of the Car(s) or any part thereof, or (iii) the rentals, receipts or earnings payable under this Agreement or any Rider or otherwise arising from the Car(s) or any part thereof; excluding in each case, however, (s) Impositions by any foreign government or taxing authority except to the extent imposed as a result of the use or presence of any Car, or the presence or activities of

Lessee, in such jurisdiction, (t) Impositions relating to any Car with respect to any period after the termination of the lease of such Car and the return of such Car in accordance with this Agreement, (u) Impositions resulting from the gross negligence or willful misconduct or breach of any covenant of Lessor, (v) Impositions attributable to any transfer, assignment, lien, pledge or financing by Lessor, other than as required by this Agreement, as requested by Lessee or pursuant to Lessor’s exercise of any remedies pursuant to Section 19.B. of this Agreement or any Rider; (w) Impositions relating to maintenance, modifications or repairs for which Lessor is responsible under Section 7. A. or 20 of this Agreement, (x) Federal, state or local Impositions based on or measured by the gross or net income of Lessor, other than Impositions which are (or are in the nature of) use or rental Impositions, (y) Federal, state and local property taxes (including ad valorem taxes, to the extent such taxes are in lieu of property taxes) incurred, assessed against or levied upon the Car(s) and (z) Impositions imposed by the State of Illinois upon the purchase of Cars(s) from the Seller (such Impositions specified in clauses (s) through (z), “Lessor Taxes”). Lessee agrees to notify Lessor of any assessments of which Lessor is not otherwise aware and to cooperate with Lessor in any contest, in each case, relating to any Lessor Taxes. Lessor shall have no duty to contest any Lessor Taxes and will not be liable or accountable to Lessee therefore. Lessor shall cooperate with Lessee to permit the pursuit of any contest with respect to any Impositions for which Lessee is liable under this Section 16. Notwithstanding the foregoing, Lessee shall not be required to indemnify Lessor for any use or rental Impositions imposed by the State of Illinois, and Lessor shall reimburse Lessee for any use or rental Impositions imposed by the State of Illinois and paid by the Lessee with respect to the Cars, this Agreement or the transactions contemplated by this Agreement (and any such Impositions referred to in this sentence shall be treated as Lessor Taxes). Lessor also shall reimburse Lessee for any claims made by Seller against Lessee with respect to sales Impositions imposed upon the purchase of the Cars. Lessee will complete and file on a timely basis any returns and filings required in any taxing jurisdiction with respect to use and rental taxes imposed with respect to the Cars, this Agreement or the transactions contemplated by this Agreement (other than with respect to any such use or rental Impositions imposed on Lessor by the State of Illinois, provided, however, that Lessee shall provide to Lessor such information and assistance as Lessor shall reasonably request with respect to any such returns or filings in Illinois). Lessee’s and Lessor’s obligations under this paragraph shall survive the expiration or earlier termination of this Agreement and any Rider.

17. Indemnity. A. Lessee shall indemnify Lessor (on a net after tax basis (taking into account any tax savings available to Lessor)) from any losses, liabilities, expenses (including without limitation, the reasonable cost of investigating and defending against any claim for damages), fines or penalties, including losses related to damage caused to or by materials placed in the Car(s) (collectively, “Claims”), which may at any time be imposed upon, incurred by or asserted or awarded against Lessor in connection with: (a) the lease, sublease, use, operation, possession, storage, abandonment or return of the Car(s) during the term of this Agreement, and (b) any present or future applicable law, rule or regulation (including without limitation, common law and environmental law) related to the release, removal, discharge or disposition, whether intentional or unintentional, of any materials from or placed in a Car during the term of this Agreement, except in each case (i) any Impositions, or any Tax Benefits (it being understood that any obligation of Lessee with respect to Tax Benefits is set forth in Sections 17.B. and C. of this Agreement), or (ii) any Claims which accrue on the Car(s) while such Car is in a repair shop chosen by Lessor, or for which a railroad(s) has assumed full responsibility or (iii) any Claims that Lessor has assumed or agreed to pay under this Agreement or any Rider (including, without limitation, any maintenance and repairs that are not Lessee’s responsibility under Section 7.B., any modifications contemplated by Section 20 or any expenses set forth in Section 23) or (iv) any Claims relating to any Car with respect to any period after the termination of the lease of such Car and the return of such Car in accordance with this Agreement (other than Claims in connection with Lessor’s exercise of remedies after an Event of Default has occurred and is continuing) or (v) any Claims resulting from the gross negligence or willful misconduct or breach of any covenant of Lessor or (vi) any Claims for the expenses of any transfer, assignment, lien, pledge or financing by Lessor (other than Claims in connection with Lessor’s exercise of remedies after an Event of Default has occurred and is continuing).

     B. Lessee hereby represents, warrants and covenants that: (i) each of the Cars is not, and will not at any time during the term of this Lease be treated as, tax-exempt use property within the meaning of Section 168(h) of the Code; and (ii) at no time during the term of this Lease will Lessee take or omit to take, nor will it permit any sublessee or assignee to take or omit to take, any action (unless such action or omission is required by Lessor or by this Lease or any Rider), which will result in the disqualification of any Car for, or recapture of, all or any portion of the tax benefits with respect to such Car set forth in the “Tax Benefits” section of the applicable Rider (other than any tax benefits associated with foreign tax credits, the “Tax Benefits”).

     C. If as a result of a breach of any representation, warranty or covenant of the Lessee contained in this Lease or any Rider (i) tax counsel of Lessor shall provide a written opinion that there is no reasonable basis for Lessor to claim on its Federal income tax return all or any portion of the Tax Benefits with respect to the Car(s), or (ii) any Tax Benefit claimed on the Federal income tax return of Lessor is disallowed or adjusted by the Internal Revenue Service, or (iii) any Tax Benefit is recalculated or recaptured (any such determination, disallowance, adjustment, recalculation or recapture being a “Loss”), then Lessee shall pay to Lessor, as an indemnity and as additional rent, a lump-sum amount that shall equal the present value (discounted at 4.0%) of all additional federal income taxes (plus interest, penalties and additions to tax) currently payable and anticipated to be payable in future years by Lessor as a result of such indemnified Loss (and any payment due hereunder), less (but not below zero) the present value (discounted at 4.0%) of all anticipated future tax savings of Lessor resulting from such indemnified Loss or the event giving rise thereto (for purposes of this calculation, additional federal income taxes anticipated to be payable or reduced will be computed on the same basis); provided, however, that no indemnity shall be payable under this clause (C) if such Loss with respect to any Car(s) occurs as a result of (1) a change in the Internal Revenue Code of 1986, as amended, or any regulation thereunder that occurs and is effective after the Delivery Date for such Car(s), (2) any event that requires Lessee to pay Stipulated Loss Value, a settlement value, any lease termination amount, or any reimbursement or AAR Rules settlement amount, in each case, if Lessee shall have made such payment to Lessor, (3) any transfer or assignment by Lessor other than any transfer or assignment in connection with Lessor’s exercise of remedies pursuant to Section 19.B. or (4) any breach by Lessor of any covenant in this Agreement or any Rider. Such amount shall be payable within 30 days of demand accompanied by a statement describing in reasonable detail such Loss and the computation of such amount (but no earlier than the date such additional taxes are or are deemed payable by Lessor). The indemnity shall be computed on the same assumptions, including Federal and state tax rates as were used by Lessor in originally evaluating the transaction other than any assumption rendered untrue as a result of such Loss.

     D. If as a result of a violation by Lessee of its U.S. use covenant in Section 5 hereof during the first eight calendar years of the lease term for the applicable Rider, Lessor’s tax liability increases as a result of the foreign tax credits available for use by Lessor in such year being less than the foreign tax credits that would have been available for such year had the aggregate use of the Cars subject to such Rider outside the United States not exceeded 15% in such calendar year, Lessee shall indemnify Lessor for an amount equal to such reduction in foreign tax credits, plus any interest, penalties and additions to tax. If during any other calendar year, the aggregate use of the Cars subject to such Rider outside the United States exceeds 15% in any calendar year and the Lessor’s tax liability is reduced as a result of an increased ability to utilize foreign tax credits, Lessor shall pay Lessee an amount equal to such increase in foreign tax credits, but in no event an amount greater than the indemnity paid by Lessee under this paragraph with respect to such Cars. In the event of any dispute as to the amount due under this Section 17.D., the parties shall agree to a mutually satisfactory verification procedure, provided, however, that in no event shall Lessee have the right to review Lessor’s tax returns.

     E. All references to Lessor in this Section 17 include Lessor, the consolidated taxpayer group of which Lessor is a member, any other entity which has an ownership interest in, is owned by or is under common ownership with, Lessor and, for purposes of Section 17.A., the respective or collective officers, directors, agents and employees of each. All rights, privileges and indemnities contained in this Section 17 shall survive the expiration or other termination of this Lease, the rights, privileges and indemnities of Lessor contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.

     F. Lessee will make available and furnish upon request by the Lessor for inspection and copying by the Lessor such records that are regularly maintained by the Lessee in the ordinary course of its business relating to the Car(s) as may be reasonably necessary in order for the Lessor to fulfill its tax return, filing, audit, protest and litigation obligations and to calculate the amount of any indemnity under Section 16 or 17 of this Agreement.

     G. Subject to reasonable customary conditions, Lessor will cooperate in good faith with any request by Lessee that Lessor contest any Loss for which Lessor is seeking indemnification hereunder, provided that Lessor shall control and make all decisions with respect to any such contest.

     H. If any Lessor tax savings are taken into account in computing the amount payable by Lessee to Lessor (or any amount payable by Lessor to Lessee) under this Section 17, and any of such tax savings are subsequently disallowed or, as a result of a change of law, not available to Lessor as anticipated in making such computation, Lessee shall make a further payment to Lessor to indemnify and reimburse Lessor (on an after tax basis) for the loss of such tax savings.

18. Transfer or Assignment of Interest; Subleasing; Restrictions on Liens.

A.	Transfer, Assignment or Subleasing by Lessee.

(i)	At any time during the Term of the applicable Lease, Lessee may permit the use of any of the Car(s) by any of its affiliates consistent with its normal business practices; provided, that such affiliate is a United States person within the meaning of section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and such use shall not extend beyond the term of this Agreement and the applicable Rider and Lessee continues to remain liable to Lessor for any and all obligations and liabilities arising from the use, control or operation of the Car by such affiliate.

(ii)	Lessee may sublease all but not less than all of the Cars described in any Rider; provided that (a) no Event of Default has occurred and is continuing, (b) at any time prior to the fifth anniversary of the Lease Term Commencement Date (1) no more than five (5) Train Sets are subject to one or more subleases at any time and (2) the term of such sublease shall not be greater than 36 months (or, if less, the remaining Term of the applicable Lease), (c) such sublease shall terminate prior to the Lease Term Expiration Date, (d) such sublease shall be expressly subject and subordinate to this Agreement and related Rider, (e) the sublease shall expressly prohibit any further assignment or subleasing of the Car by the sublessee, (f) the sublessee shall not be primarily engaged in the leasing of railcars, (g) Lessee shall take, or cause to be taken, such action reasonably necessary to collaterally assign to Lessor all of Lessee’s right, title and interest in and to such sublease, (h) no sublease shall provide the sublessee with a purchase option in respect of the Car(s) or any renewal option which extends beyond the end of the Term, or if applicable, the earlier date to which such sublease may extend pursuant to clause (ii)(b) above, (i) no provision in such sublease relating to the use or operation of any Car shall be less restrictive than the comparable provision in this Agreement or the related Rider, (j) such sublease shall not result in Lessee being liable for any indemnity obligation set forth in Section 17.C. or D or increase the risk that any such indemnity obligation will arise, (k) to the knowledge of Lessee after due inquiry, the sublessee is not an adverse plaintiff or defendant in any then-existing litigation against the Lessor, and (1) such sublease shall expressly prohibit the transportation of any commodity not expressly permitted under this Agreement or the related Rider.

(iii)	At all times during the Term of the applicable Lease, regardless of any permitted use or sublease permitted under this Section 18.A., Lessee shall continue to remain liable to Lessor for any and all obligations and liabilities arising from the use, control or operation of the Car by any party. Except as set forth above, Lessee shall not transfer, assign its interest in, or sublease any Car under this Agreement without Lessor’s prior written consent.

B.	Transfer or Assignment by Lessor. Lessor may, without the consent of Lessee, assign, pledge, mortgage, lease, transfer or otherwise dispose, either in whole or in part, its rights under this Agreement or any Rider, or the right to enter into any Rider, and Lessor may assign, pledge, mortgage, lease, transfer or otherwise dispose of title to the Car(s) (it being understood that Lessor may, without the consent of Lessee, agree with or arrange for a third party to perform Lessor’s maintenance and repair obligations under this Agreement as contemplated by Section 7.A.). Notwithstanding such assignment, pledge, mortgage, lease, transfer or other disposition, Lessor shall remain responsible for its obligations as and to the extent set forth in this Agreement and the applicable Rider in the event that such assignee or transferee fails to perform its obligations under this Agreement and the applicable Rider after demand by Lessee, unless Lessee consents in writing to release Lessor from its responsibilities under this Agreement and the applicable Rider, such consent not to be unreasonably withheld. Upon notice of such assignment by Lessor, Lessee agrees that it will pay all rent and other amounts payable under each Rider to the lessor named therein. Each Rider, incorporating by reference the terms and conditions of this Agreement, constitutes a separate instrument of lease, and the lessor named therein or its assignee shall have all rights as “Lessor” thereunder separately exercisable by such named lessor or assignee as the case may be exclusively and independently of Lessor or any other assignee with respect to any other Rider executed pursuant hereto. Lessee further agrees to confirm in writing receipt of a notice of assignment as may be requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor or any other person for any reason whatsoever relating to any event arising prior to the effectiveness of such assignment or transfer.

C.	Restrictions on Liens. No title or interest in any Car will vest in Lessee except the right to use the Car(s) in accordance with the terms of this Agreement. Neither Lessee nor any sublessee will directly or indirectly create, incur, assume or suffer to exist any lien on or with respect to any Car, Lessor’s title thereto or any interest therein or in, to or under this Agreement or any interest of Lessor in any rent or any sublease. Lessee shall promptly, at its own expense, take or cause to be taken such action as may be necessary to duly discharge any lien when such lien arises and shall promptly furnish evidence of such discharge to Lessor.

19. Default.

A.	Events of Default. The occurrence of any of the following events will be an Event of Default with respect to this Agreement or any Rider:

(i)	(A) The nonpayment by Lessee of rent (except as provided in clause (B)) or any amount payable under Section 8 hereof, which is not cured within five (5) Business Days after the date such payment is due; (B) the nonpayment by Lessor of any portion of rent as to which Lessee reasonably believes that it is entitled to a rent abatement under Section 7.E. and has given written notice of such belief to Lessor, which is not cured within fifteen (15) Business Days after receipt of notice that payment has not been made when due, and (C) the nonpayment by Lessee of any other sum required to be paid under this Agreement or any Rider which is not cured within five (5) Business Days after receipt of notice that payment has not been made when due;

(ii)	The breach by Lessee of any term or condition of Sections 14 or 18 or failure of Lessee to maintain insurance required by this Agreement;

(iii)	The breach by Lessee of any other term or condition of this Agreement which is not cured within thirty (30) days of receipt of written notice of such breach;

(iv)	Any representation or warranty by Lessee or Guarantor contained in any Operative Agreement or in any certificate or document required to be delivered hereunder or thereunder shall have been incorrect in a material respect when made and shall remain uncured for a period of thirty (30) days after receipt of written notice of incorrectness;

(v)	The general assignment for the benefit of creditors made by Lessee or Guarantor, or the failure of Lessee or Guarantor to pay, or the statement in writing by Lessee or Guarantor that it is unable to pay, or Lessee’s or Guarantor’s inability to pay its debts generally as its debts become due, or the filing by Lessee or Guarantor of a voluntary petition under any bankruptcy statute;

(vi)	An involuntary petition is filed under any bankruptcy statute against Lessee or Guarantor or any receiver, trustee, custodian or similar official is appointed to take possession of the properties of Lessee or Guarantor, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within 60 days from the date of such filing or appointment;

(vii)	An Event of Default has occurred under any other Rider; or (viii) a Guaranty Event of Default (as defined in the Guaranty) has occurred and is continuing under the Guaranty.

B.	Lessor Remedies.

(i)	Upon the occurrence and continuation of any Event of Default, then, to the extent permitted by applicable law, Lessor shall have the right to exercise any one or more of the following remedies:

(a)	To proceed by appropriate court action to enforce performance by Lessee of its obligations hereunder or to recover damages for breach thereof;

(b)	To take possession of any Car, wherever located, without notice, legal process, prior judicial hearing or liability for trespass or other damage (all of which Lessee hereby voluntarily and intelligently waives) and, thereafter, hold, sell, operate or lease such Cars free of claims by Lessee, without interrupting the other business of Lessee;

(c)	By notice to Lessee, to terminate all Leases with respect to which the same entity or an affiliate of such entity is Lessor and declare all rent then owing to Lessor hereunder and under such Riders immediately due and payable (whereupon Lessee shall promptly pay the same);

(d)	To pursue any other remedy available to Lessor at law or in equity; and

(e)	To draw under any letter of credit issued to Lessor pursuant to the Guaranty as described in Section 16(f) of the Guaranty.

(ii)	If Lessor elects not to sell, re-lease, or otherwise dispose of all or any of the Cars and holds such Cars for the Lessee for the remaining Term, Lessor may recover, in addition to all rent accrued and unpaid as of the date of Lessor’s recovery of possession of the Cars, the difference between (a) the present value, as of such date, of the rent for the remainder of the Term respecting such Cars and (b) the present value, as of such date, of the fair market rental value (as determined by an appraiser selected by Lessor in its sole discretion) for the remainder of the Term respecting such Cars. Present value shall be computed using a discount rate equal to the yield on an actively traded U.S. Treasury issue selected by Lessor, as displayed on the “USD” screen or comparable screen of the Bloomberg Financial Markets Service, having a maturity equal to the then remaining length of the Term provided, however, that if such remaining Term is not equal to the maturity of an actively traded U.S. Treasury issue, such yield shall be obtained by linear interpolation from the yields of actively traded U.S. Treasury issues having the greater maturity closest to and the lesser maturity closest to such remaining Term (the “Default Discount Rate”).

(iii)	If Lessor sells, leases, or otherwise disposes of all or any of the Cars, Lessor may recover from Lessee, in addition to any rent accrued and unpaid as of the date of Lessor’s recovery of possession of the Cars, the present value computed by using a discount rate equal to the Default Discount Rate of the difference between (i) the rent for the remainder of the Term respecting such Cars and (ii) except in the case of a substantially similar lease, the fair market rental value (as determined by an appraiser selected by Lessor in its sole discretion) for such Cars for the remainder of the Term, or (iii) in the case of a lease of Cars which is substantially similar to this Agreement for a substantially similar term, the total rent for the lease term of such substantially similar lease.

(iv)	Time of performance of Lessee’s obligations hereunder is of the essence. All remedies of Lessor hereunder are cumulative, and may, to the extent permitted by law, be exercised concurrently or separately and the exercise of any one remedy shall not be deemed to be an election of such remedy to the exclusion of any other remedy or to preclude the exercise of any other remedy at any other time. Failure on the part of Lessor to exercise, or delay in exercising, any right or remedy hereunder or Lessor’s failure at any time to require performance by Lessee of any of the provisions hereof shall not operate as a waiver thereof; nor shall any single or partial exercise of Lessor of any right or remedy hereunder preclude any other further exercise thereof or the exercise of any other right or remedy. Lessee shall be liable for all expenses incurred by Lessor in exercising the remedies provided hereunder, including, but not limited to, court costs and expenses of internal counsel, based upon time spent. Lessee shall pay to Lessor interest on any overdue payments under Section 17 or amounts due under this Section 19 after demand therefor and until paid at a rate per annum equal to the lesser of the Past Due Rate and the maximum amount permitted by applicable law.

20. Mandated Modifications. If the DOT, any other governmental agency, or organization having jurisdiction over the operation, safety or use of railroad equipment, requires modifications to the Car(s) subject to this Agreement in order to qualify the Car(s) for operation in railroad interchange, Lessor shall perform such modifications at its own cost and expense (subject to the final sentence of this Section 20), and Lessee must pay an additional monthly charge of $1.75 per Car for each $100 expended by Lessor on the Car. Such obligation by Lessee arises on the date the Car is released from the shop after application of the modifications (“Modifications”). If Lessor reasonably determines that the cost of making Modifications is uneconomic (other than solely as a result of an increase following the date of the applicable Rider in the labor or material cost of such repairs), Lessor shall so notify Lessee, whereupon such Car(s) shall be deemed to have suffered an Event of Loss.

21. Substitution of Car(s). Unless as otherwise set forth in the applicable Rider, Lessor may substitute for any Car another Car of the same type and capacity with the prior consent of Lessee which consent shall not be unreasonably withheld. The rent for the substituted Car will commence upon delivery of such Car to Lessee.

22. Transaction Expenses. Each of Lessee and Lessor shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated by this Agreement and each Rider. Lessor shall be responsible for the costs and expenses of any filings with the Surface Transportation Board and the Registrar General of Canada and of the opinions of Alvord and Alvord and McCarthy Tetrault LLP with respect thereto.

23. Notice. All notices and other communications permitted or required by the provisions of this Agreement shall be in writing and shall be sent certified mail, return receipt requested, or faxed with a confirmation sheet confirming receipt attached, to the following addresses:

If to Lessee:	NRG Power Marketing Inc.
211 Carnegie Center
Princeton, New Jersey 08540
Attn: Director, Coal & Emissions
Fax: (609) 524-4540

Copy: General Counsel
Fax: (609) 524-4589

If to Lessor:	General Electric Railcar Services Corporation
161 North Clark
7th Floor
Chicago, Illinois 60601
Attn: Risk Management
Fax: (312) 853-5023

with a copy to:

General Electric Railcar Services Corporation
161 North Clark
7th Floor
Chicago, Illinois 60601
Attn: Vice President - Sales
Fax: (312) 853-5518

24. Exclusion of Warranties. LESSEE ACKNOWLEDGES AND AGREES THAT, AS BETWEEN LESSOR AND LESSEE (I) EACH CAR IS OF A SIZE, DESIGN, CAPACITY AND MANUFACTURE SELECTED BY AND ACCEPTABLE TO LESSEE, (II) LESSEE IS SATISFIED THAT EACH CAR IS SUITABLE FOR ITS PURPOSES, (III) LESSOR IS NOT A MANUFACTURER IN PROPERTY OF SUCH KIND, (IV) EACH CAR IS LEASED HEREUNDER SUBJECT TO ALL APPLICABLE LAWS AND GOVERNMENTAL REGULATIONS NOW IN EFFECT OR HEREAFTER ADOPTED, AND (V) LESSOR LEASES TO LESSEE AND LESSEE TAKES EACH CAR “AS-IS”, “WHERE-IS” AND “WITH ALL FAULTS”, AND LESSEE ACKNOWLEDGES THAT LESSOR HAS NOT MADE, AND LESSOR HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES OR REPRESENTATIONS EITHER EXPRESS OR IMPLIED, AS TO THE

VALUE, CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, DESIGN, OPERATION, MERCHANTABILITY THEREOF OR AS TO THE TITLE, OF THE CARS, THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREOF OR CONFORMITY THEREOF TO SPECIFICATIONS, OR ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT THERETO, NOR DOES LESSOR HAVE ANY LIABILITY FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF THIS AGREEMENT OR IN CONNECTION WITH ANY CAR, it being agreed that all such risks, as between Lessor and Lessee, are to be borne by Lessee, provided that the foregoing shall not affect the obligations for maintenance and repair to which Lessor expressly agrees in this Agreement or any Rider.

25. Entire Agreement; Counterparts; Severability. This Agreement represents the entire agreement and may not be modified, altered, or amended, except by an agreement in writing signed by the parties. On or after September 30, 2005 but not later than October 31, 2005, Lessor and Lessee agree that any Initial Rider may be amended solely for the purpose of modifying the number of Cars subject to such Rider. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original and in each case such counterparts shall constitute but one and the same instrument. To the extent that any Rider would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer or possession of this Agreement in and of itself without the transfer or possession of the original of a Rider executed pursuant to this Agreement and incorporating this Agreement by reference; and no security interest in this Agreement and a Rider may be created by the transfer or possession of any counterpart of a Rider other than the original thereof, which shall be identified as the document marked “Original” and all other counterparts shall be marked “Duplicate”. Any provision of this Agreement or any Rider which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. To the extent permitted by applicable law, Lessee hereby waives any provision of any law which prohibits or renders unenforceable any provisions hereof in any respect.

26. Compliance with Laws. Lessee agrees to comply with all federal, state, and local laws, rules, and regulations promulgated by any governmental authority or industry agency or authority which has proper jurisdiction to regulate the leasing, operation, maintenance, or use of the Car(s). Lessor agrees to comply with such laws, rules and regulations applicable to railcar owners or Lessors promulgated by such authority or agency which has proper jurisdiction to regulate the ownership and leasing and maintenance procedures applicable to the Car(s).

27. Applicable Law. The terms of this Agreement will be governed by the internal laws of the State of Illinois (without reference to conflicts of law provisions).

28. Survival. The representations, warranties and agreements of Lessee herein shall be deemed to be continuing and to survive the execution and delivery of this Agreement, each Rider and any other Operative Agreement to which Lessee or Lessor is a party. With respect to each Rider, the obligations of Lessee and Lessor under Sections 7, 8, 10, 16, 17, 20 and 22 hereof, together with any of Lessee’s or Lessor’s obligations under the other provisions of this Agreement (as incorporated therein) which have accrued but not been fully satisfied, performed or complied with prior to the expiration or earlier cancellation or termination of such Rider, shall survive the expiration or earlier cancellation or termination thereof.

29. Financial Statements; Reports; Insurance Certificate Grant of Security Interest; Further Assurances.

A.	Lessee will furnish to Lessor: (i) within ninety (90) days after the end of each fiscal year of Guarantor a consolidated balance sheet of Guarantor and its consolidated subsidiaries as at the end of such year, and the related statement of income, stockholder’s equity and cash flows showing the financial position of Guarantor and its consolidated subsidiaries as of the close of such fiscal year prepared in accordance with GAAP, all in reasonable detail and certified by independent certified public accountants of recognized standing selected by Guarantor (it being agreed that if Guarantor files a Form 10-K with the United States Securities and Exchange Commission (the “SEC”), that delivery of such Form 10-K shall be deemed to satisfy the requirements of this subsection (i)), (ii) within forty-five (45) days after the end of each of the first three fiscal quarters of Guarantor’s fiscal year, an unaudited consolidated balance sheet of Guarantor and its consolidated subsidiaries as at the end of such fiscal quarter, and the related statement of income, stockholder’s equity and cash flows showing the financial position of Guarantor and its consolidated subsidiaries as of the close of such fiscal quarter, prepared in accordance with GAAP and certified to accuracy by an officer of Guarantor (it being agreed that if Guarantor files a Form 10-Q with the SEC, that delivery of such Form 10-Q shall be deemed to satisfy the requirements of this subsection (ii)), (iii) concurrently with any delivery of financial statements under this paragraph A, a certificate (or a copy of the certificate (or relevant portion thereof) delivered under the Senior Credit Agreement) setting forth computations demonstrating compliance with the covenants contained in Section 14 and setting forth the calculations of all applicable terms defined therein, (iv) on each anniversary date of this Agreement a certificate of insurance covering the Cars, and (v) promptly from time to time such other information regarding the operations, business affairs and financial condition of Lessee or Guarantor as Lessor may reasonably request.

B.	Lessee shall immediately notify Lessor upon Lessee or Guarantor obtaining actual knowledge of: (i) each Event of Loss or accident involving or allegedly involving any Car, (ii) any lien which shall have attached to any Car by or through Lessee or any sublessee, (iii) the occurrence of any Event of Default or any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default known to Lessee, and (iv) each written amendment to the Senior Credit Agreement relating to the financial covenants contained in Section 14 hereof, but in any case not more than five (5) days after the effectiveness of such amendment.

C.	(i) Lessee and Lessor intend that: (1) each Rider, incorporating by reference the terms of this Agreement, constitutes a true “lease” as such terms are defined in

Article 2A of the UCC and not a sale or retention of a security interest; and (2) Lessor is and shall remain the owner of each Car, and Lessee shall not acquire any right, title or interest in or to any Car except the right to use it in accordance with the terms of this Agreement and the applicable Rider, (i) In order to secure the prompt payment of rent and all of the other amounts from time to time outstanding with respect hereto and to each Rider, and the performance and observance by Lessee of all of the provisions hereof and thereof and of all of the other Operative Agreements, Lessee hereby collaterally assigns, grants, and conveys to Lessor, a security interest in and lien on all of Lessee’s right, title and interest in and to all of the following (whether now existing or hereafter created, and including any other collateral described on any rider hereto; the “Collateral”): (1) (if contrary to the parties’ intentions a court determines that this Agreement and any Rider is not a true “lease” under the UCC) the Cars described in such Rider or otherwise covered thereby and all additions, attachments, accessories and accessions thereto whether or not furnished by the Seller; (2) all subleases, chattel paper, accounts, security deposits, and general intangibles relating thereto, and any and all substitutions, replacements or exchanges for any Car or other collateral, in each such case in which Lessee shall from time to time acquire an interest; and (3) any and all insurance and/or other proceeds of the property and other collateral in and against which a security interest is granted hereunder. The collateral assignment, security interest and lien granted herein shall survive the termination, cancellation or expiration of each Rider until such time as Lessee’s obligations thereunder and under the other Operative Agreements are fully and indefeasibly discharged. In furtherance of the forgoing, Lessee irrevocably authorizes Lessor to file UCC financing statements, and other filings with respect to the Cars or any Collateral. Without Lessor’s prior written consent, Lessee agrees not to file any corrective or termination statements or partial releases with respect to any UCC financing statements filed by Lessor pursuant to this Agreement. (d) If contrary to the parties’ intentions a court determines that any Rider is not a true “lease”, the parties agree that in such event Lessee agrees that: (1) with respect to the Cars, in addition to all of the other rights and remedies available to Lessor hereunder upon the occurrence of an Event of Default, Lessor shall have all of the rights and remedies of a first priority secured party under the UCC; and (2) any obligation to pay rent or any other amount payable hereunder or under any Rider, to the extent constituting the payment of interest, shall be at an interest rate that is equal to the lesser of the maximum lawful rate permitted by applicable law or the effective interest rate used by Lessor in calculating such amounts.

30. Definitions and Rules of Construction. A. The following terms when used in this Agreement or in any Rider have the following meanings:

(i)	“applicable law” or “law”: any law, rule, regulation, ordinance, order, code, common law, interpretation, judgment, directive, decree, treaty, injunction, writ, determination, award, permit or similar norm or decision of any governmental authority;

(ii)	“Balance Sheet Date”: (i) for purposes of this Agreement, December 31, 2003, and (ii) for purposes of any Rider, the Balance Sheet Date set forth in such Rider.

(iii)	“Business Day”: (i) for purposes of delivery, inspection and acceptance of Cars hereunder, any day other than a Saturday, a Sunday or a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in Princeton, NJ, Chicago, EL, or Danville, Illinois, and (ii) for all other purposes, any day other than a Saturday, a Sunday or a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in Princeton, NJ or Chicago, IL. Any obligation required to be performed by any party hereunder or under any Rider on a date which is not a Business Day shall be performed on the next succeeding Business Day.

(iv)	“Fair Market Rental Value”: in connection with any Renewal Term set forth in any Rider and with respect to any Car, means the cash rent obtainable for such Car in an arm’s length lease between an informed and willing lessee under no compulsion to lease and an informed and willing lessor under no compulsion to lease as the same shall be specified by agreement between Lessor and Lessee. In making such determination, costs of removal from the location of current use shall not be a deduction from such rent and it shall be assumed that the Cars have been maintained in the condition required by this Agreement and collected in one place on the lines of Lessee as directed by Lessor. Fair Market Rental Value of any Car shall be determined, except as otherwise provided in any Operative Agreement, on the assumption that such Car has been maintained in the condition required by this Agreement and is in the condition required under Section 10 and that Lessee is in compliance with this Agreement and the applicable Rider and the other Operative Agreements;

(v)	“governmental authority”: any Federal, state, county, municipal, regional or other governmental authority, agency, board, body, instrumentality or court, in each case, whether domestic or foreign;

(vi)	“Initial Riders”: Collectively one or more Riders providing for the lease by Lessor to Lessee of up to 1500 Cars manufactured by Johnstown America for an aggregate Capitalized Lessor’s Cost of up to $94,447,276.

(vii)	“Lessor Lien”: any lien affecting, on or in respect of, any Car, this Agreement or any Rider arising as a result of (i) claims against Lessor unrelated to the transactions contemplated by the Operative Agreements, (ii) acts of Lessor unrelated to the transactions contemplated by the Operative Agreements, (iii) acts or omissions in breach of any covenant or agreement of Lessor set forth in any of the Operative Agreements, or (iv) any claim by or through any subcontractor of Lessor relating to the performance of maintenance, repairs, or modifications required to be performed by Lessor under the Lease, excluding, in each case, any acts or omissions of Lessor occurring after an Event of Default has occurred and is continuing;

(viii)	“Reference Date”: (i) for purposes of this Agreement, December 17, 2004, and (ii) for purposes of any Rider, the Reference Date set forth in such Rider.

(ix)	“Train Set”: (i) with respect to each Initial Rider, collectively, not less than 120 Cars nor more than 130 cars, as elected by Lessee upon delivery (provided that up to two (2) Initial Riders may be for less than 120 Cars at Lessee’s election), and (ii) with respect to any other Rider, collectively 130 Cars;

(x)	“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as in effect in the State of Illinois or in any other applicable jurisdiction; and any reference to an article (including Article 2A) or section thereof shall mean the corresponding article or section (however termed) of any such other applicable version of the Uniform Commercial Code.

B.	The following terms when used herein or in any Rider shall be construed as follows: “herein,” “hereof,” “hereunder,” etc.: in, of, under, etc. this Agreement or such other Operative Agreement in which such term appears (and not merely in, of, under, etc. the section or provision where the reference occurs); “including”: containing, embracing or involving all of the enumerated items, but not limited to such items unless such term is followed by the words “and limited to,” or similar words; and “or”: at least one, but not necessarily only one, of the alternatives enumerated. Any defined term used in the singular preceded by “any” indicates any number of the members of the relevant class. Any Operative Agreement or other agreement or instrument referred to herein means such agreement or instrument as supplemented and amended from time to time. Any reference to Lessor or Lessee shall include their permitted successors and assigns. Any reference to a law shall also mean such law as amended, superseded or replaced from time to time.

C.	Terms used but not defined herein shall have the meanings specified in the applicable Rider.

31. True Lease. It is the intent of the parties to this Agreement that each Rider incorporating this Agreement be, such Rider shall be, a true lease for all tax purposes and that Lessor shall be entitled to any and all federal and state tax credits and benefits available to the owner of the Car(s). Lessor shall at all times be the owner of the Car(s) which are the subject of such Rider for all purposes, such Rider conveying to Lessee no right, title or interest in any Car(s) except as lessee.

[signature page follows]

          IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby have caused this Lease Agreement to be duly executed by their respective authorized representatives all as of the day and year first above written.

Accepted on Behalf Of:		Accepted on Behalf of:

NRG Power Marketing Inc.		General Electric Railcar Services
Corporation

By:	/s/ Thomas N. May	By:

Name:	Thomas N. May	Name:

Title:	Vice President	Title:

NRG Power Marketing Inc.

          IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby have caused this Lease Agreement to be duly executed by their respective authorized representatives all as of the day and year first above written.

Accepted on Behalf Of:	Accepted on Behalf of:

NRG Power Marketing Inc.	General Electric Railcar Services
Corporation

By:	By:	/s/ James N. Muday

Name:	Name:	James N. Muday

Title:	Title:	Vice President